UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TWIN RIVER WORLDWIDE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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100 Westminster Street
Providence, Rhode Island 02903

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on May 19, 2020

To the Shareholders of Twin River Worldwide Holdings, Inc.:

You are cordially invited to attend the 2020 annual meeting of shareholders of Twin River Worldwide Holdings, Inc. to be held virtually on May 19, 2020 at 2:00 p.m. Eastern Time. You may access the annual meeting via the internet through a virtual web conference at www.virtualshareholdermeeting.com/TRWH2020. The following items are to be voted on at the annual meeting:

1.	To elect the following nominees to hold office for a term of three years:
George T. Papanier and Jeffrey W. Rollins;
2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
3.	To transact other business, if any, that may properly come before the Annual Meeting or any adjournments or postponements.

Record Date

You may vote if you held shares of Twin River common stock as of the close of business on March 23, 2020.

Proxy Voting

Your vote is important. You may vote your shares in advance of the meeting via the internet, by telephone or by mail, or by attending and voting online at the 2020 Annual Shareholder Meeting. Please refer to the section “How do I vote?” in the proxy statement for detailed voting instructions. Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your shares are represented at the meeting.

2020 Virtual Annual Shareholder Meeting

In light of on-going developments related to coronavirus (COVID-19) and after careful consideration, the Board of Directors has determined to hold a virtual annual meeting in order to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost. We believe this is the right choice for Twin River at this time, to safeguard the health of our shareholders, Board and management. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/TRWH2020. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:00 p.m., Eastern Time, and you should allow ample time for the check-in procedures.

We look forward to speaking with you at the meeting.

By Order of the Board of Directors

Soohyung Kim
Chairman of the Board of Directors
April 6, 2020

TWIN RIVER WORLDWIDE HOLDINGS, INC.
100 Westminster Street
Providence, Rhode Island 02903
PROXY STATEMENT
Annual Meeting of Shareholders
to be virtually held on May 19, 2020

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Twin River Worldwide Holdings, Inc. annual meeting of shareholders to be virtually held on May 19, 2020 at 2:00 p.m. Eastern Time. Shareholders of record as of the close of business on March 23, 2020 can attend the annual meeting online, including to vote and/or to submit questions at www.virtualshareholdermeeting.com/TRWH2020. As used in this proxy statement, references to the “Company,” “Twin River,” “we,” “our” or “us” mean Twin River Worldwide Holdings, Inc. and all entities included in our consolidated financial statements.

The proxy materials for the annual meeting, including this proxy statement and our 2019 annual report to shareholders, are available over the internet at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

You are being sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to know to vote at the meeting. To vote your shares, please simply sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) so that it is received by 11:59 p.m. Eastern Time the day before the meeting date.

Record Date. Only shareholders of record as of the close of business on March 23, 2020 will be entitled to notice of and to vote at the annual meeting and any postponement or adjournments thereof. As of March 23, 2020, 30,953,527 shares of our common stock were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in advance of the meeting via the internet, by telephone or by mail, or by attending and voting online at the 2020 Annual Shareholder Meeting.

Quorum. One-third of the shares of our common stock entitled to vote at the annual meeting, represented online or by proxy, or as instructed herein virtually will constitute a quorum for the transaction of business at the meeting. Shares of our common stock represented online, by proxy (including shares which abstain, broker non-votes and shares that are not voted with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the meeting.

Notice and Access. In accordance with rules approved by the Securities and Exchange Commission, we furnish proxy materials to our shareholders over the internet. On or about April 6, 2020, we mailed to all shareholders of record as of the close of business on March 23, 2020, a notice containing instructions on how to access our Annual Report to Shareholders, which contains our audited consolidated financial statements for the fiscal year ended December 31, 2019; our proxy statement; proxy card; and other items of interest to shareholders on the internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your shares of common stock in connection with the annual meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Shareholders if you desire.

Required Vote. Proposal 1 is the election of directors. Directors are elected based on plurality voting, which means the director nominees who receive the most votes will be elected even if less than a majority. Only Messrs. Papanier and Rollins have been duly nominated for election. As such, a shareholder may vote to “withhold” but so doing will not affect the results of the election.

Proposal 2 is ratification of Deloitte & Touche, LLP as our independent registered public accounting firm. Shareholders may vote “for,” “against” or “abstain.” Approval of Proposal 2 requires the affirmative vote of a majority of shares represented at the meeting online or by proxy and entitled to vote thereon. A vote “against” or “abstain” will have the effect of a negative vote.

We know of no other matter to be presented at the annual meeting. If any other matter should be presented at the meeting for a vote, then the persons named as proxies would have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

Broker Non-Votes. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have discretion to direct the voting of the shares.

Brokers do not have discretionary authority to vote on election of directors and therefore there may be broker non-votes with respect to that vote. Broker non-votes will not affect the outcome of the vote on director election and will not be counted in determining the number of shares necessary for approval of such proposal. Brokers have discretionary authority to vote on ratification of Deloitte & Touche, LLP as our independent registered public accounting firm, and therefore no broker non-votes are expected in connection with that vote.

Method and Expenses of Solicitation. Proxies may also be solicited personally and by telephone or facsimile or other electronic means by our regular employees, without any additional remuneration. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of stock held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.

Shareholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Shareholders. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the internet.

Attendance at the Virtual Annual Meeting. In light of on-going developments related to coronavirus (COVID-19) and after careful consideration, the Board has determined to hold a virtual annual meeting in order to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost.

To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:00 p.m., Eastern Time, and you should allow ample time for the check-in procedures.

Revocation of Proxies. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to our Secretary at our principal executive offices at Twin River Worldwide Holdings, Inc., 100 Westminster Street, Providence, Rhode Island 02903, Attn: Secretary or by submission of another proxy bearing a later date. In addition, shareholders of record attending the meeting online may revoke their proxies at any time before they are exercised.

Our Board of Directors unanimously recommends that you vote “for” the election of the director nominees named in this proxy statement and “for” the ratification of the appointment of Deloitte and Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Your vote is important. Whether or not you plan to attend the virtual annual meeting, we urge you to sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the meeting or vote your shares online. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board of Directors. If any other matters are properly presented for voting at the meeting, or any adjournments or postponements of the meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

At the annual meeting, shareholders will vote to elect the two persons identified below to serve in the class of directors for a term of three years expiring at the 2023 annual meeting of shareholders and thereafter until their respective successors are duly elected and qualified or until the earlier of their resignation, death or removal.

Directors will be elected by the affirmative vote of the holders of a plurality of the shares represented online or by proxy at the meeting. Shareholders may not vote their shares cumulatively in the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Any shareholder submitting a proxy has the right to withhold authority to vote for an individual nominee by writing that nominee’s name in the space provided on the proxy. Shares represented by all proxies received by us and not marked to withhold authority to vote for any individual director or for all directors will be voted “for” the election of all of the nominees named below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to nominate someone else or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

Nominees for Directors

George T. Papanier and Jeffrey W. Rollins have been nominated to serve as directors by our Board of Directors, based upon the recommendation of our Nominating and Governance Committee. The following table sets forth certain information regarding the nominees:

Name and Age of Nominee	Biographical Information
George T. Papanier Age 62	Mr. Papanier has been the President and Chief Executive Officer of Twin River since 2011; served as director from 2011 to July 2012 and resumed the position in 2013. From 2004-2011, Mr. Papanier served as the Chief Operating Officer of Twin River. In 2009, Twin River filed for voluntary reorganization under the federal bankruptcy laws while Mr. Papanier was serving as Chief Operating Officer. Twin River emerged from the voluntary reorganization at the end of 2010. With more than 35 years of experience in the gaming industry and 14 years with Twin River, Mr. Papanier brings to Twin River and its Board of Directors an in-depth understanding of Twin River, its strategy and the gaming industry generally. Mr. Papanier is also a Certified Public Accountant.
Jeffrey W. Rollins Age 55
Mr. Rollins has served as an independent director at Twin River since our acquisition of Dover Downs Gaming & Entertainment, Inc. (“Dover Downs”) in March 2019, prior to which Mr. Rollins served as an independent director of Dover Downs since 2002. He joined Ashford Capital Management in August 2013 as Senior Investment Officer and Managing Member, Osprey Advisors. Prior to joining Ashford, Mr. Rollins founded J.W. Rollins & Associates, which focused on investing in and building established and early stage growth companies. In addition, he has served in leadership or board capacity in several public and private companies. He was also a Partner and Managing Director of a private equity fund focused on growth companies. Mr. Rollins currently serves on the Board of Dover Motorsports (NYSE: DVD) and the Duke University Fuqua School of Business, Board of Visitors where he received his M.B.A. Mr. Rollins brings valuable experience and first-hand knowledge of Dover Downs, which has aided in its integration with the Company and in respect of investments generally.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE.

Continuing Directors

The following table sets forth information relating to our directors who will continue to serve as directors until the expiration of their respective terms of office:

Name and Age of Director	Biographical Information
Soohyung Kim Age 45 Term expires: 2022
Mr. Kim has served as an independent director of Twin River since 2016. Mr. Kim is currently the Founding Partner of Standard General L.P., an investment firm, and is the firm’s Managing Partner and Chief Investment Officer. Standard General L.P. beneficially owns 37.9% of our outstanding shares of common stock. Mr. Kim has been investing in special situations strategies since 1997, including as co-founder of Cyrus Capital Partners from 2005 to 2007 and at Och-Ziff Capital Management from 1999 to 2005, where he was a Principal and co-founder of its fixed income business. Prior to joining Och-Ziff Capital Management, Mr. Kim was an analyst for the Capital Management Group at Bankers Trust Company from 1997 to 1999. Mr. Kim is a Director of Coalition for Queens, a Director and Treasurer of the Cary Institute of Ecosystem Studies and the President of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC. Mr. Kim was an officer and director of General Wireless Operations Inc. and certain affiliates within two years of its bankruptcy filing. Mr. Kim’s knowledge of markets enhances the ability of Twin River to make strong financial judgments and generate long-term shareholder value.

Terrence Downey Age 65 Term expires: 2021
Mr. Downey has served as an independent director at Twin River since February 2019. Mr. Downey served as the President and Chief Operating Officer of SLS Las Vegas from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple Station Casinos locations. Mr. Downey brings valuable experience with his demonstrated history of working in the gaming industry and strong business development skills.

Wanda Y. Wilson Age 70 Term expires: 2021
Ms. Wilson recently retired as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (TEL). Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel, and was promoted to Chief Operating Officer and Secretary in 2013. Earlier in her career, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for 10 years. Ms. Wilson brings valuable experience as an accomplished attorney with over 25 years of executive management experience in the public gaming industry.

Prospective Directors

Christopher S. Ripley and Jaymin B. Patel have applied for regulatory approvals to join our Board of Directors and agreed to join the Board of Directors upon receipt of such approvals. If such regulatory approvals are given, Messrs. Patel and Ripley would join in the class of directors whose term expires at the 2021 and 2022 annual meeting of shareholders, respectively. The following table sets forth certain information with regard to each:

Name and Age of Prospective Director	Biographical Information
Christopher S. Ripley Age 43
Christopher S. Ripley has served as President & Chief Executive Officer of Sinclair Broadcast Group, Inc. since January 2017. From April 2014 to January 2017, he served as Chief Financial Officer. Prior to Sinclair, Mr. Ripley was a managing director at UBS Investment Bank’s Global Media Group and served as head of the Los Angeles office where he managed, advised and structured various financings and merger and acquisition transactions in the broadcast and entertainment sectors. Prior to UBS, Mr. Ripley was a principal in Prime Ventures and an analyst at Donaldson Lufkin & Jenrette. Mr. Ripley serves as an Investor Director of hibu. Mr. Ripley will provide expertise in evaluating potential transactions and financing matters.

Jaymin B. Patel Age 52
Jaymin Patel has served as the Executive Chairman of Cloud Agronomics Inc., an agriculture technology company since September 2019, and has served as an Operating Partner and Board Member of Grow Materials LLC, a recycled materials company, since May 2019. Up until August 2018, Mr. Patel was a Director and the Chief Executive Officer of Brightstar Corporation (A SoftBank Company).

Prior to joining Brightstar, Mr. Patel held a number of global leadership positions for more than 20 years at IGT plc (International Game Technology, NYSE: IGT), formerly GTECH S.p.A (Milan Exchange: GTK) and served as a Board Member. From 2007-2015, Mr. Patel was the President and Chief Executive Officer of GTECH Corporation and from 2007-2008, President and Chief Operating Officer. Prior to that, in 2000, Mr. Patel was appointed as the Chief Financial Officer of GTECH Holdings Corporation, at the time making him one of the youngest Chief Financial Officers of a NYSE listed company. He was appointed as the Chief Financial Officer of the Italian listed entity on the Milan Stock Exchange in 2006 after successfully leading the sale of GTECH. Previously, Mr. Patel worked at PricewaterhouseCoopers (PwC) in London. He has extensive public company experience and currently serves as a Director of Willis Towers Watson PLC (NASDAQ: WLTW). Mr. Patel will provide valuable experience in the gaming industry and financial expertise.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of five member and has the following four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance Committee. The membership and functions of each standing committee are described below. Each standing committee operates under a written charter which, along with our Code of Business Conduct, can be found on the Investors—Governance section of our website at www.twinriverwwholdings.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with Securities and Exchange Commission (the “SEC”).

Board Meetings

During the year ended December 31, 2019, our Board of Directors held 16 meetings, including telephonic meetings. During this period, all of the then existing directors attended or participated in at least 80% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board of Directors in 2019.
Director Attendance at Annual Meetings of Shareholders
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of shareholders, we encourage the members of our Board of Directors to attend such meetings. All of our directors attended last year’s annual meeting of shareholders held on June 10, 2019.
Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of our Board of Directors. Our Board of Directors has undertaken a review of the independence of each director based upon definitions promulgated by the SEC and the rules of the NYSE and, applying these standards, our Board of Directors has affirmatively determined that each of Messrs. Downey, Kim, Rollins and Ms. Wilson qualify as independent directors under applicable rules. In making these determinations, our Board of Directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our Board of Directors deemed relevant.

Board Leadership Structure

Since December 2019, Soohyung Kim has served as Chairman of our Board of Directors. Previously, John E. Taylor, Jr. served as the Executive Chairman of our Board of Directors. Our Board of Directors has considered this leadership structure and believes it currently provides the most efficient and effective leadership model for Twin River by enhancing both the Chairman’s and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both our Board of Directors and management. Separating the roles of Chairman of the Board of Directors ensures that our Chief Executive Officer is able to more exclusively focus on this role. Our Board of Directors has not appointed a lead independent director at this time.

Ability of Shareholders to Communicate with our Board of Directors

We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Nominating and Governance Committee in care of our Secretary at our corporate office address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Twin River or its business or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Audit Committee

Our Audit Committee currently consists of Ms. Wilson (Chair) and Messrs. Downey and Rollins. Prior to January 2, 2020, Mr. Downey served as the Committee Chair. Our Board of Directors has determined that each of the members is independent under the NYSE and SEC standards, and that each are financially literate within the requirements of the NYSE listing standards. Our Board of Directors has also determined that Ms. Wilson qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC and NYSE requirements.

The Audit Committee operates under a written charter adopted by the Board of Directors. The primary duties and responsibilities of the Audit Committee are to (1) assist the Board of Directors in fulfilling its oversight responsibilities with respect to (a) the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications, independence and performance, and (d) the performance of the Company’s internal audit function; (2) prepare the Committee’s report to be included in the Company’s annual proxy statement; (3) advise and consult with management and the Board of Directors regarding the financial affairs of the Company; and (4) appoint, compensate, retain, terminate and oversee the work of the Company’s independent auditors. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”

The Audit Committee held ten meetings during the year ended December 31, 2019. The Audit Committee also held executive sessions on several occasions during the year with company management not present.

Compensation Committee

Our Compensation Committee currently consists of Mr. Rollins (Chair) and Mr. Downey. Prior to May 2019, our Compensation Committee consisted of Mr. Kim (Chair) and Mr. Downey. Our Board of Directors has determined that each member is independent under the NYSE and SEC standards. All members of our Compensation Committee are also “non-employee directors” under SEC standards.

The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate. Among other things, the role of the Compensation Committee is to: (1) establish and review executive compensation policies and programs; (2) review and approve executive officer compensation; (3) recommend incentive compensation plans; (4) recommend equity-based plans; (5) administer compensation plans; (6) review annually and determine the peer group(s) used for benchmarking executive compensation levels; (7) oversee regulatory compliance; (8) review employment agreements and severance agreements; (9) oversee management continuity; (10) review director compensation; (11) determine and review stock ownership guidelines; and (12) review compensation discussion and analysis.

The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director or executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Twin River will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm, independent counsel or other independent advisors hired by the Compensation Committee.

The Compensation Committee held nine meetings during the year ended December 31, 2019. Our President and Chief Executive Officer does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Mr. Downey (Chair), Mr. Rollins and Ms. Wilson. Prior to May 2019, our Nominating and Governance Committee consisted of Mr. Kim (Chair) and Ms. Wilson. Our Board of Directors has determined that each member is independent under the NYSE and SEC standards.

The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors. The primary purpose of the Nominating and Governance Committee is to identify individuals it determines to be qualified to become members of the Board of Directors, recommend candidates to fill vacancies on the Board of Directors and newly created director positions, recommend whether incumbent directors should be nominated for re-election to the Board of Directors upon the expiration of their terms, recommend corporate governance guidelines applicable to the Board of Directors and the Company’s employee, oversees the evaluation of the Board of Directors and its committees and assess and recommend members of the Board of Directors to the Board of Directors for committee membership. No person may serve as a member of the Board of Directors or be elected or nominated for election to the Board of Directors, unless such person has been licensed to serve as a member of the Board of Directors by the applicable gaming authorities at the time of such service, election or nomination.

The Nominating and Governance Committee held one meeting during the year ended December 31, 2019.

Compliance Committee

Our Compliance Committee currently consists of: Ms. Wilson (Chair), Mr. Eaton, Executive Vice President, General Counsel and Compliance Officer of Twin River, and Mr. Papanier. The Compliance Committee was formed by the Board of Directors and operates under a written charter adopted by the Board of Directors. The primary purpose of the Compliance Committee is to establish and administer the Company’s compliance program (the “Compliance Program”) and develop, initiate, maintain and revise compliance policies and procedures to prevent illegal, unethical, or improper conduct. Among other things, the role of the Compliance Committee is to: (1) periodically review the Code of Business Conduct to ensure continuing relevance in providing guidance to management and employees and, if applicable, recommend updates to the Code to the Board of Directors; (2) maintain reasonable current knowledge of laws and regulations; (3) respond to alleged material violations of rules, regulations, policies, procedures and the Code of Business Conduct as identified by the compliance officer by evaluating or recommending the initiation of investigative procedures; (4) act as an independent review and evaluation body with the objective of ensuring that identified compliance issues within the Company are evaluated, investigated and resolved; (5) identify potential areas of compliance vulnerability and risk, develop and implement corrective action plans determined to be appropriate for resolution of compliance issues and provide general guidance on how to avoid and address similar situations in the future; (6) monitor anti-money laundering requirements and compliance; (7) monitor the compliance communication program for the Company; (8) monitor the performance of the Compliance Program and related activities on a continuing basis, taking appropriate steps to improve its effectiveness; and (9) provide updates to the Audit Committee, as necessary, regarding the operation and progress of compliance efforts.

The Compliance Committee held three meetings during the year ended December 31, 2019.

Board of Directors’ Role in Risk Oversight

Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our exposure to risk. The Board of Directors is regularly updated regarding risks that we face, including those that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board of Directors in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial risk exposure and review of related party transactions. Our other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating and Governance Committee was formed to manage risks associated with the independence of the Board of Directors, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed of risks we face through reports from our committees and management.

Corporate Social Responsibility

Twin River is deeply committed to its people, communities and environmental footprint. Our goal is to foster diversity and inclusion by developing and sustaining a diverse and inclusive work culture that services our varied local communities. We also directly invest in our communities. Twin River Casino, our largest facility, established the Twin River Charitable Fund in 2005 which provides assistance to those in need in the Providence, Rhode Island area. We also foster responsible gaming and seek to identify guests that may have problem gambling issues and are committed to educating our employees on how to recognize problem gamblers and refer them to our Responsible Gambling Helpline for assistance. We are proactive in our efforts to curtail problem gambling through educational materials, a self-exclusion program for guests and other methods. As we redevelop existing properties and acquire new ones, we expect to review our environmental impacts and focus on environmental issues such as reducing energy consumption and reducing and reusing waste material.

In response to COVID-19, Twin River has taken a series of employee and community-focused actions. Among other things, we are currently continuing health coverage for facility-level employees during the shutdowns and all salaried and hourly employees that have been furloughed have been guaranteed jobs as facilities reopen. We are also establishing a fund to provide financial assistance to employees who experience severe hardship during the shutdown period and are working diligently to bring employees back to work as soon as possible when permitted. In the meantime, the Company is collaborating with community and employee leaders, health officials and regulatory authorities. We are engaged in a comprehensive sanitization of all properties with an emphasis on the public spaces and touchpoints such as handrails, VLTs, countertops and elevator buttons, and initiating a chip sanitizing program and implementing social distance practices. Additionally, we are soliciting third-party proposals for specific cleaning techniques and exploring other options, such as wellness screenings of employees and patrons, to better prepare the properties for re-opening. Trying times test all of us. We’re committed to getting through them in a fashion that strengthens our commitment to our employees, customers and communities.

DIRECTOR COMPENSATION

Pursuant to the Company’s non-employee director compensation policy, non-employee directors (other than Mr. Kim who declined compensation for his service as a Twin River director in 2019) were paid an annual retainer of $120,000, consisting of $60,000 in cash and $60,000 in the form of an annual grant of Twin River restricted stock awards which vest in full in one installment on the earlier of the first anniversary of the grant date and the date of the Company’s annual meeting that occurs in the year immediately following the grant date year. The Chair of the Audit Committee receives an additional $60,000 cash retainer annually and the Chair of each other committee of the Board of Directors receives an additional $30,000 cash retainer annually. In addition, new members of the Board of Directors receive a one-time equity grant with a grant date value of $100,000 on the grant date.

The Board of Directors designed the director compensation program to attract and retain talented directors with the relevant skills and capabilities, to fairly compensate directors for the work required, to recognize the individual roles and responsibilities of the directors and to align directors’ interests with the long-term interests of Twin River shareholders.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Mr. Rollins (Chair) and Mr. Downey. Prior to May 2019, Mr. Kim served as Chair of the Compensation Committee. Mr. Kim, in connection with his role as Chair of the Compensation Committee and as a member of the Board of Directors, declined compensation for his services. Mr. Downey, in connection with his service on Compensation Committee and as member of the Board of Directors received compensation from Twin River during 2019 in the form of cash in the amount of $114,516 and RSUs in the amount equal to $159,990. None of these Compensation Committee members are a current or former Twin River officer or employee. During 2019, none of Twin River’s executive officers served on the Board of Directors or Compensation Committee of any entity that had one or more of its executive officers serving on Twin River’s Board of Directors or the Compensation Committee.

Director Compensation Table for 2019

The following table provides compensation information for the year ended December 31, 2019. The compensation for Mr. Taylor is shown in the Summary Compensation Table. Mr. Papanier does not receive compensation for his service as a director because he is an employee of Twin River. Mr. Kim has declined compensation for his service as a Twin River director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Terrence Downey	114,516	159,990	—	—	—	274,506
Soohyung Kim	—	—	—	—	—	—
Jeffrey W. Rollins(3)	47,500	159,990	—	—	—	207,490
Wanda Y. Wilson(4)	48,750	158,685	—	—	—	207,435

(1)	This column shows the amount of cash compensation earned in 2019 for service on the Board of Directors and its committees.
(2)	The amounts contained in this column represent the grant date fair value for the restricted stock awards (including those which are not yet vested) granted in 2019 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC 718”). The grant date fair value for restricted stock awards is calculated using the intrinsic value method based on the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Messrs. Downey and Rollins and Ms. Wilson each have 3,184 unvested RSAs outstanding as of December 31, 2019.
(3)	Mr. Rollins joined the Board of Directors in March 2019.
(4)	Ms. Wilson was appointed to the Board of Directors in May 2019.

EXECUTIVE OFFICERS
Biographical information for the executive officers of Twin River as of the date of this proxy statement (other than our President and Chief Executive Officer, George T. Papanier, whose biographical information is provided above under “Election of Directors”) is set forth below. Executive officers serve at the discretion of our Board of Directors and until their successors have been duly appointed and qualified, unless sooner removed by the Board of Directors. There are no family relationships between our directors and executive officers.

Executive Officers:

Name	Age	Position
George T. Papanier	62	President and Chief Executive Officer, Director
Stephen H. Capp	57	Executive Vice President and Chief Financial Officer
Craig L. Eaton	55	Executive Vice President, General Counsel and Compliance Officer
John E. Taylor, Jr.	53	Executive Chairman (through December 9, 2019)

Stephen H. Capp

Mr. Capp has served as Executive Vice President and Chief Financial Officer of Twin River since January 1, 2019. Mr. Capp previously served as a member of the Twin River Board of Directors from 2012 through 2018. From 2003 to 2011, Mr. Capp served as Chief Financial Officer of Pinnacle Entertainment, a gaming and hospitality company in Las Vegas. Prior to working at Pinnacle Entertainment, Mr. Capp was a Managing Director at Bear Stearns from 1999 to 2003, and prior to that was a Managing Director at BancAmerica Securities.

Craig L. Eaton

Mr. Eaton is the Executive Vice President, General Counsel and Compliance Officer of Twin River. He has been associated with the Company since 2005, and has over 30 years of legal, regulatory and business experience. Mr. Eaton was a partner at the law firm of Adler, Pollock & Sheehan, chairing its regulatory and compliance practice group from 1998 through 2004. From 1995 to 1998, Mr. Eaton was General Counsel to the Narragansett Electric Company. A 1987 cum laude graduate of Union College and 1990 graduate of Boston College Law School, he is an active participant on various charitable and civic boards, and is a volunteer coach for various youth sports organizations.

John E. Taylor, Jr.

Mr. Taylor served as the Chairman of the Twin River Board of Directors from 2010 through December 31, 2019 and as Executive Chairman from July 2017 through December 9, 2019. Mr. Taylor was formerly the Chief Executive Officer and President of GameLogic, Inc., a provider of internet based games for the regulated gaming industry, positions he has held since June 6, 2007 and March 16, 2006, respectively. Prior to joining GameLogic, Mr. Taylor previously worked in several capacities, including as Managing Director and Partner of Snowmark Corporation, a venture capital firm, the President and Chief Executive Officer of SnowMark portfolio company GTESS, a software service company for automating healthcare claims processing. Prior to Snowmark, Mr. Taylor served as the President and Chief Executive Officer of Dreamport, the gaming and entertainment subsidiary of GTECH Corporation, a then-NYSE listed company. Simultaneously he served as a member of the Executive Management Committee of GTECH. He has served as Special Assistant to the Governor of Rhode Island and acted as a Member of the Governor’s Senior Staff.

OWNERSHIP OF SECURITIES AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information about the beneficial ownership of our common stock as of March 23, 2020 for (1) each shareholder known by us to beneficially own more than 5% of our common stock, (2) each of our current directors, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 30,953,527 shares of our common stock issued and outstanding on March 23, 2020.

Information with respect to beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of our common stock, by filings made with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 23, 2020 are deemed outstanding, as well as any shares of common stock that such person has the right to acquire upon the vesting of restricted stock units within 60 days after March 23, 2020, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Twin River Worldwide Holdings, Inc., 100 Westminster Street, Providence, Rhode Island 02903.

	Shares of Common Stock Beneficially Owned
Beneficial Owners	Number of Shares	Percentage of Class
Named Executive Officers and Directors
Soohyung Kim(1)	11,745,913	37.9%
John E. Taylor, Jr.	354,752	1.1%
George T. Papanier	308,195	1.0%
Stephen H. Capp(2)	282,818	*
Craig L. Eaton	123,835	*
Jeffrey W. Rollins(3)	86,692	*
Terrence Downey	5,117	*
Wanda Y. Wilson	5,117	*
All Named Executive Officers and Directors (8 persons)	12,912,439	41.7%
Standard RI Ltd (1)	11,745,913	37.9%
Solus Alternative Asset Management LP(4)	2,724,153	8.8%
PAR Investment Partners, L.P.(5)	1,905,580	6.2%
Apollo Twin River Holdings, L.P.(6)	1,692,068	5.5%
* - Less than 1%

(1)
Consists of 11,745,913 shares of Twin River common stock held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the shares held by Standard RI Ltd. Soohyung Kim is the managing partner and chief investment officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

(2)	Consists of 272,685 shares of Twin River common stock held by Mr. Capp and 3,000 shares of Twin River common stock held by Mr. Capp’s wife. Mr. Capp disclaims beneficial ownership of the 3,000 shares of Twin River common stock.
(3)	Consists of 83,283 shares of Twin River common stock held by Mr. Rollins in a brokerage margin account and as such have been pledged as security for the account and 3,409 shares of Twin River common stock held by a Limited Liability Corporation over which Mr. Rollins has sole voting and investment power.
(4)	Amounts beneficially owned by Solus Alternative Asset Management LP are based solely on a report on Schedule 13G filed with the SEC on February 14, 2020, pursuant to which it is disclosed that Solus Alternative Asset Management LP shares voting and dispositive power over such shares with Solus GP LLC and Mr. Christopher Pucillo. The address reported in the Schedule 13G for these entities is 410 Park Avenue, 11th Floor, New York, New York 10022.
(5)	Amounts beneficially owned by PAR Investment Partners, L.P. are based solely on an amended Schedule 13G filed with the SEC on February 14, 2020, pursuant to which it is disclosed that PAR Investment Partners, L.P., PAR Group II, L.P. and PAR Capital Management, Inc. each has sole voting and dispositive power over such shares. The address reported in the Schedule 13G for these entities is 200 Clarendon Street, Floor 48, Boston, Massachusetts 02116.
(6)	Amounts beneficially owned by Apollo Twin River Holdings, L.P. are based solely on a Schedule 13G filed with the SEC on February 14, 2020, pursuant to which it is disclosed that Apollo Twin River Holdings, L.P. shares voting and dispositive power over such shares with Apollo Advisors VII, L.P., Apollo Capital Management VII, LLC, Apollo Principal Holdings I, L.P., and Apollo Principal Holdings I GP, LLC. The address reported in the Schedule 13G for these entities is 1001 Louisiana Street, Houston, Texas 77002.

EXECUTIVE COMPENSATION

As an “emerging growth company” under the Jumpstart Our Business Startups (JOBS) Act, the Company is eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, an exemption from the requirement to provide information relating to the ratio of total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all of the Company’s employees, as required by the Dodd-Frank Act, and an exemption from the requirement to hold a non-binding shareholder advisory vote on executive compensation. The Company is also permitted to provide scaled down financial disclosure.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles and practices underlying our executive compensation program and the decisions made by the Compensation Committee of our Board of Directors related to 2019 compensation.

Twin River’s compensation philosophy focused on the following principal objectives:

•Paying for performance based on achievement of corporate and any applicable individual objectives.
•Paying competitively to attract, retain and motivate exceptional management performance.
•Aligning an executive’s position with appropriate exceptional management performance.
•Aligning management compensation with the achievement of business objectives and the creation of value for stakeholders.

These objectives are rooted in a desire to reward results linked to both short-term and long-term performance (pay-for-performance) and to provide compensation that will attract, incentivize and retain high-caliber individuals for the most impactful management and employee positions at Twin River. This philosophy takes into account the market practices of similarly situated peer companies and reflect the Compensation Committee’s priority of attracting and retaining the most appropriate key individuals for achievement of Twin River’s strategic business plan and annual operating goals.

2019 Named Executive Officers

This CD&A focuses on the compensation of Twin River’s named executive officers (the “NEOs”) for the year ended December 31, 2019:

•George T. Papanier, President and Chief Executive Officer
•Stephen H. Capp, Executive Vice President and Chief Financial Officer
•Craig L. Eaton, Executive Vice President, General Counsel and Compliance Officer
•John E. Taylor, Jr., Executive Chairman (through December 9, 2019)

Development of Twin River’s Executive Compensation Programs

Role of the Compensation Committee

The Compensation Committee reviews, considers and makes determinations with respect to the compensation of Twin River’s executive officers (including decisions with respect to base salary, annual bonus and long-term equity compensation). The Compensation Committee’s responsibilities include development and oversight of Twin River’s incentive plans, including the approval of performance criteria to be used in connection with Twin River’s performance-based compensation programs.

Role of Twin River’s Executive Officers in Determining Compensation

From time to time, the Chief Executive Officer and Chief Financial Officer may provide input to the Compensation Committee with respect to the performance criteria established in connection with Twin River’s performance-based compensation programs, and the Chief Executive Officer may provide input and recommendations to the Compensation Committee with respect to any individual performance goals that may be established (e.g., management objectives, etc.) in connection with those programs. However, no executive officer provides input to the Compensation Committee regarding the amount or form of compensation he receives.
Consideration of Shareholder Advisory Vote on Executive Compensation
As a newly public company in March 2019 that is an emerging growth company, if required following the expiration of the Company’s status as an emerging growth company, the Compensation Committee will consider the outcome of any say-on-pay vote occurring at any annual meeting of the shareholders of the Company when making future compensation decisions for the named executive officers.
Elements of Twin River’s Executive Compensation Program
Previously as a privately held company, Twin River had the ability to individualize executive compensation to fit specific roles and responsibilities as with Mr. Taylor our Executive Chairman in 2019 (as further described under the subheading “Compensation Arrangement with John Taylor”). In 2019, compensation for Messrs. Papanier, Capp, and Eaton had three principle components: (1) annual base salary, (2) eligibility for an annual cash incentive bonus, and (3) participation in Twin River’s long-term, equity-based incentive program.
Base Salary
Twin River provides Messrs. Papanier, Capp and Eaton with base salaries as a fixed component of compensation. Payment of base salaries are intended to compensate each of Messrs. Papanier, Capp and Eaton for their respective day-to-day duties and responsibilities. In determining annual base salaries, the Compensation Committee considers a number of factors, including the NEO’s skill set and individual contributions to Twin River. Base salaries are generally reviewed each year by the Compensation Committee for potential adjustment, but no increase in base salary from year to year is guaranteed. The base salaries for Messrs. Papanier and Eaton were unchanged in 2019 from 2018. Mr. Capp began employment with Twin River in 2019.

Name	Base Salary for year ended 2019
George T. Papanier	$721,000
Stephen H. Capp	$600,000
Craig L. Eaton	$360,500
Annual Cash Incentives
For 2019, Messrs. Papanier, Capp and Eaton were eligible to earn a portion of their compensation in the form of a performance-based annual cash incentive pursuant to Twin River’s annual pay-for-performance program (referred to as the “Annual PFP”). The Compensation Committee has historically paid annual incentive amounts to Messrs. Papanier and Eaton under the Annual PFP in order to incentivize the achievement of objectives that are based on Twin River’s operational, financial and strategic goals for the applicable year.

For 2019, Messrs. Papanier, Capp and Eaton were eligible to earn a cash incentive payment under the Annual PFP based on two components: (1) the level of adjusted EBITDA achievement measured during 2019 (the “Adjusted EBITDA Performance Goal”) and (2) other individual performance objectives established by the Compensation Committee in its discretion, typically of an operational or strategic nature. The Compensation Committee retained the right to adjust the payout weighting between the two Annual PFP components based upon an individual’s performance in their role throughout 2019.
Adjusted EBITDA is a non-GAAP performance metric that the Company further adjusts in setting performance compensation. Adjusted EBITDA for purposes of the annual incentive compensation plan represents net income before interest expense, interest income, depreciation, amortization, and the provision for taxes, plus or minus certain adjustments.
2019 Adjusted EBITDA Performance Goal
The Compensation Committee determined that the Adjusted EBITDA Performance Goal was an appropriate performance measurement tool for the Annual PFP because it serves as a reliable indicator of Twin River’s economic success. The Compensation Committee approved an Adjusted EBITDA Performance Goal target for 2019 under the Annual PFP of $185.7 million. There were also higher and lower levels of achievement which would have resulted in payouts either above or below the target level under the Annual PFP for participants.
No portion of the 2019 Annual PFP bonus would be payable in respect to the Adjusted EBITDA Performance Goal if Twin River’s actual Adjusted EBITDA Performance Goal achievement for 2019 fell below such lower levels.
2019 Strategic Objectives
In 2019, the Compensation Committee met to discuss certain strategic objectives that it believed would serve as appropriate indicators of strong personal and strategic performance. These goals were designed to be more subjective in nature than the Adjusted EBITDA Performance Goal, in order to allow the Compensation Committee to compensate each of Messrs. Papanier, Capp and Eaton for his individual contribution to Twin River. For 2019, the strategic objectives for Messrs. Papanier, Capp and Eaton were based on current Twin River strategic matters and initiatives, including with respect to listing Twin River on the NYSE, completion and/or announcement of accretive acquisitions, execution of Twin River’s return of capital program, refinancing the Company’s balance sheet and, external growth, and Twin River’s strategic review process.
The following represents the target Annual PFP bonus amounts for Messrs. Papanier, Capp and Eaton during 2019 which were unchanged from 2018 for Messrs. Papanier and Eaton (Mr. Capp was not an employee in 2018):

Name	2019 Target Annual Cash Incentive
George T. Papanier	$515,010
Stephen H. Capp	$600,000
Craig L. Eaton	$270,375

For 2019, the Compensation Committee determined that Twin River’s Adjusted EBITDA Performance Goal achievement was $167.2 million. After considering this performance in relation to the Adjusted EBITDA Performance Goal target for 2019, and factoring in other considerations, the Compensation Committee determined that no cash payout under the Annual PFP would be paid to any of the NEO’s in 2019.

In recent years, including 2019, Twin River’s Compensation Committee has generally set adjusted EBITDA performance targets for management under the Annual PFP, while retaining significant discretion as to the payment of performance bonuses depending upon management’s achievement of those goals, as well as management’s furtherance of other initiatives, including Twin River’s strategic goals. The Compensation Committee sets performance targets at levels it believes will require maximum effort by management in order to achieve payouts under the Annual PFP. In 2019, in light of the success of many of Twin River strategic initiatives, including Twin River’s merger with Dover Downs, the subsequent listing of Twin River on the NYSE, the announced acquisition of five casinos expected to close in 2020, the execution of the Company’s capital return program, and the significant effort made by associates in the first year as a public company, the Compensation Committee determined in January 2020 to authorize the payment of discretionary bonuses in the form of cash to certain participants in the Annual PFP who are below the level of Vice President.

The Annual PFP for 2020 has not yet been fully designed but is expected to be aligned with the 2019 Annual PFP.

Long-Term Incentives

In addition to short-term incentives under the Annual PFP, certain NEO’s have in the past received long-term incentive compensation in the form of equity-based compensation under the Company’s equity plans. The Compensation Committee has utilized equity-based incentives because equity-based incentives effectively tie the executives’ interests with those of Twin River’s stakeholders. Toward this end, the Compensation Committee has delivered a portion of Messrs. Papanier and Capp’s long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and a portion in the form of performance-based restricted stock units (“PSUs”) granted pursuant to the Company’s 2015 Stock Incentive Plan (the “2015 Plan”). Mr. Eaton did not receive long-term incentive compensation in 2019. Time-based RSUs function as a retention tool, and are inherently performance-based because the ultimate value delivered to the NEOs upon settlement of the RSUs is directly tied to Twin River’s stock price. PSUs are designed to incentivize the NEOs to achieve performance goals that are tied to both Twin River’s annual level of Adjusted EDITDA Performance Goal achievement and the achievement of other strategic initiatives. The Compensation Committee has chosen to use the Adjusted EBITDA Performance Goal for both our Annual PFP and for our PSUs because the Compensation Committee believes that the approach balances short-term and long-term decision making and is consistent with the basic compensation philosophy that earnings growth will lead to long-term stakeholder value.

The Compensation Committee approved awards of RSUs and PSUs to each of Messrs. Papanier and Capp on April 2, 2019 under the 2015 Plan. The RSUs vest ratably with Mr. Papanier’s RSUs vesting on December 31, 2019 and 2020, and Mr. Capp’s RSUs vesting on December 31 of each 2019, 2020 and 2021. Vesting is subject to the executive’s continued service with Twin River through each applicable vesting date.

In addition, the Compensation Committee had also previously approved awards of RSUs and PSUs to Mr. Papanier, including in March 2017, under the 2015 Plan. Those RSUs vested ratably on January 1, 2018, 2019 and 2020 subject to Mr. Papanier’s continued service with Twin River through each applicable vesting date.

2019 PSU Awards

The PSUs awarded to Mr. Papanier and Mr. Capp on April 2, 2019 (the “2019 PSU Awards”) are eligible to vest based on the level of the Adjusted EBITDA Performance Goal achieved and the achievement of other strategic goals over two separate one-year performance periods (2019 and 2020) in the case of Mr. Papanier and three separate one-year performance periods (2019, 2020, and 2021) for Mr. Capp.

For the 2019 performance periods of the 2019 PSU Awards, Messrs. Papanier and Capp were eligible to vest in performance based restricted stock units based on two components: (1) the level of achievement relative to the Adjusted EBITDA Performance Goal (as defined under the Annual PFP) and (2) other individual performance objectives established by the Compensation in its discretion, typically of an operational or strategic nature. The Compensation Committee retained the right to adjust the payout weighting for the 2019 PSU award based upon an individual’s performance in their role throughout 2019.
For 2019, the Compensation Committee determined that Twin River’s Adjusted EBITDA Performance Goal achievement was $167.2 million. In addition, the Compensation Committee considered the achievement of many strategic initiatives in 2019, including the listing of Twin River on the NYSE, accretive acquisitions both completed and announced, successful integration of the Dover Downs property, the execution of Twin River’s capital return program and the refinancing of the Company’s balance sheet. In reviewing each individual’s performance in their role throughout 2019, the Compensation Committee exercised its discretion in January 2020 and determined that a number of PSUs should be issued subsequent to the completion of the Company’s 2019 financial statement audit and filing of its Form 10-K based on the target level of performance for Messrs. Papanier and Capp under the 2019 PSU Awards. As a result, on March 13, 2020 Messrs. Papanier and Capp received 20,392 and 13,051 of Twin River common stock, respectively, related to the 2019 performance period of the 2019 PSU Awards.
2017 PSU Awards
The PSUs awarded to Mr. Papanier during 2017 (the “2017 PSU Awards”) were eligible to vest based on the level of Adjusted EBITDA Performance Goal achieved over three separate one-year performance periods (2017, 2018 and 2019). In addition, the Compensation Committee retained the right to use its discretion to adjust the payouts based upon Mr. Papanier’s performance in his role throughout each period, in totality. For the 2019 performance period of the 2017 PSU Awards, the Compensation Committee determined that the Adjusted EBITDA Performance Goal achievement was $167.2 million. In evaluating Mr. Papanier’s performance in his role overall throughout 2019, and taking into consideration the many strategic achievements of the Company during the year, including the listing of Twin River on the NYSE, accretive acquisitions both completed and announced, the execution of Twin River’s return of capital program, and the refinancing of the Company’s balance sheet, the Compensation Committee exercised its discretion and determined that a number of PSUs should be issued to Mr. Papanier based on the target level of performance for such period. As a result, in early 2020, Mr. Papanier vested in 10,836 PSUs related to the 2019 performance period of his 2017 PSU Awards.
With respect to the portion of his 2017 PSU Award associated with performance in 2017, because Mr. Papanier remained employed through January 1, 2020, Mr. Papanier also vested in early 2020, in 15,464 PSUs. There was no payout related to the 2018 performance period under the 2017 PSUs Awards because the performance threshold was not achieved.

2016 PSU Awards

With respect to a previously granted PSU award associated with the 2016 performance period, because Mr. Papanier remained employed through January 1, 2019, Mr. Papanier received in early 2019, 25,168 shares of Twin River common stock in settlement of the PSUs for the 2016 performance period and 32,136 shares of Twin River common stock in settlement of the PSUs for the 2017 performance period.

2020 Long Term Incentive Plan

In a continued effort to retain and attract talent and reward performance all while continuing to effectively tie management’s interests to those of Twin River’s stakeholders, in January 2020 the Compensation Committee approved the 2020 Long Term Incentive Plan (“2020 LTIP”) which consisted of equity-based awards in the form of time-based RSUs. Under the 2020 LTIP, Messrs. Papanier, Capp and Eaton were awarded 61,117, 71,203 and 32,086 RSUs, respectively. Those RSUs vest ratably on January 15, 2020, January 2, 2021 and January 2, 2022 subject to the executives’ continued service with Twin River through the applicable vesting date.

Compensation Arrangement with John E. Taylor, Jr.

In 2019, Mr. Taylor continued in the role of Executive Chairman until the Board of Directors replaced him by vote on December 9, 2019 with Mr. Kim as Chairman of the Board of Directors. In connection with Mr. Taylor’s role as Executive Chairman in 2019, Twin River previously entered into a letter agreement with Mr. Taylor, originally effective as of July 1, 2017 and subsequently amended as of December 31, 2018 (the “Taylor Letter Agreement”) expiring on December 31, 2019.

Pursuant to the Taylor Letter Agreement, during 2019, Mr. Taylor received compensation of $100,000 per month, with $62,500 of that amount being paid in cash, and the remaining $37,500 being delivered in the form of RSUs. In addition, the Compensation Committee had the discretion to pay Mr. Taylor an additional discretionary amount in the form of fully-vested RSUs following the end of each year during the term of the Taylor Letter Agreement. On April 2, 2019, the Compensation Committee approved a grant of 14,688 RSUs to Mr. Taylor, with 25% of such RSUs being fully-vested on the grant date and the remaining 75% vesting on the last day of each month during the period beginning on April 1, 2019 and ending on December 31, 2019. Upon the expiration of the Taylor Letter Agreement on December 31, 2019, no further compensation was earned by Mr. Taylor.

Employment, Termination of Employment and Change-In-Control Arrangements

Twin River does not maintain stand-alone change-in-control agreements with any of its NEOs or with any of its other officers, although certain employment agreements with the NEOs, as described below, provide for severance benefits in connection with certain terminations following a change-in-control and certain equity award agreements with the NEOs, as described below, provide for equity vesting or payment in connection with either the occurrence of a change-in-control or certain terminations following a change-in-control. In addition, Twin River does not provide any of the NEOs or any of its other officers with a “gross up” for so-called “golden parachute” excise tax obligations payable by the executive in connection with a change in control or a subsequent termination of the executive’s employment.

During 2019, Messrs. Papanier, Capp and Eaton were each party to an employment agreement with Twin River or a subsidiary of Twin River.

Twin River chooses to maintain employment agreements with these NEOs because the Compensation Committee believes that employment agreements can help set the expectations of the parties, and may also provide comfort to executives during periods of transition. The employment agreements with Messrs. Papanier, Capp and Eaton provide for severance payments and benefits in the event of certain involuntary termination events (including following a change in control). In addition, the award agreements pursuant to which RSUs and PSUs have been granted to Messrs. Papanier and Capp provide for accelerated vesting of the next tranche of RSUs, and of a pro-rated portion of PSUs based on “target” level of achievement for the performance period during which the termination occurs, in each case, upon a termination of the applicable NEO’s employment without “cause”, or as a result of the NEO’s death, disability or retirement. Any PSUs that have been earned in respect of any previously-completed performance periods will also vest upon such a termination of employment.

The award agreements pursuant to which RSUs and PSUs have been granted to Messrs. Papanier and Capp provide for double-trigger vesting in the event of a change in control, which generally means that the equity-based awards will only vest automatically upon a change in control if the acquiring or surviving entity does not provide a replacement award (as described in the 2015 Plan) to the holder. If the acquiring or surviving entity does not provide a replacement award, then (1) any unvested time-based RSUs will immediately vest, (2) any PSUs earned in respect of any previously completed performance periods will vest and (3) the unvested PSUs applicable to the performance period during which the change in control occurs will vest at the “target” level. Any PSUs eligible to vest in respect of a performance period which has not yet commenced as of the change in control will be forfeited.

If the NEO receives a replacement award in connection with a change in control, then the vesting of his award(s) will only accelerate upon the “involuntary termination” of his employment (as defined in the 2015 Plan, and which excludes a termination for “cause”) within two years following the change in control.

For a detailed description of the employment agreements with Messrs. Papanier, Capp and Eaton see “Agreements with NEOs” of this Proxy Statement.

Twin River Share Ownership Guidelines and Policies for Directors and Officers

On January 18, 2019, Twin River adopted share ownership guidelines applicable to its directors and officers. The guidelines require that non-employee directors beneficially own, during their service on the Twin River Board of Directors, shares of Twin River common stock equal in value to at least five times their annual cash retainer. Twin River officers will be required to meet the following share ownership guidelines:

Officer Position	Value of Shares Owned
Chief Executive Officer	5 X base salary
Executive Vice Presidents	3 X base salary
Other Officers	2 X base salary

Non-employee directors and officers have five years from their initial election to the board or beginning of their employment, as applicable, to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained. When calculating whether a director or officer owns a sufficient number of shares under these guidelines, the following are included: (1) shares owned (including restricted shares, shares obtained upon option exercise, shares purchased in the open market, shares in a savings or interest plan, etc.); (2) shared ownership (e.g., shares owned or held in trust by immediate family); (3) shares the receipt of which have been deferred; (4) restricted stock units; (5) shares owned by a trust or other entity as to which the director or officer has voting or investment authority; and (6) unexercised stock options and performance stock units.

All Twin River directors and executive officers, except for Mr. Downey and Ms. Wilson, who were appointed as a non-employee directors in 2019, have met the applicable guidelines as of the date of the 2019 annual report. Directors and named executive officers of Twin River beneficially own 41.7% of the outstanding shares of Twin River common stock as of March 23, 2020. An affiliate of Twin River director Soohyung Kim beneficially owns 37.9%. See “Ownership of Securities and Related Shareholder Matters” of this proxy statement.

Prohibition on Insider Trading and Hedging or Pledging of Company Stock

Twin River has adopted an insider trading policy, effective March 28, 2019, prohibiting trading in designated blackout periods by directors, officers and certain key employees or members of their immediate families. In addition, these persons are prohibited from purchasing, selling or writing calls, puts or other options or derivative instruments on shares of Twin River common stock, or otherwise pledging shares of Twin River securities as collateral or security for indebtedness. The “no hedging or pledging” policy is intended to apply to transactions that could be deemed to be speculative, such as short sales, options trading or other similar derivative transactions in Twin River securities, and hedging transactions, including zero-cost collars and forward sale contracts in which the individual continues to own the underlying security without the full risks and rewards of ownership. In 2019, a waiver was granted by the Company to Mr. Rollins in regard to the Corporate Governance Guidelines and Insider Trading Policy prohibiting the pledge of shares. Mr. Rollins owned shares of Dover Downs in a brokerage margin account and as such were pledged as security for the account. Those shares were exchanged for shares of the Company as a result of the acquisition of Dover Downs. After examining the facts and circumstances pertaining to the pledge, the Company waived the provisions of the Corporate Governance Guidelines and Insider Trading Policy in respect of those shares.

Clawback Recoupment

On January 18, 2019, Twin River adopted a compensation recovery policy applicable to executive officers effective March 28, 2019 that allows Twin River to clawback previously earned performance-based incentive compensation, including equity compensation, for conduct constituting fraud, or other intentional misconduct, that results in material or financial or reputational harm to the company, including such conduct that requires Twin River to restate its previously published financial results. In the event of a restatement, the result of which is that any performance-based compensation paid would have been a lower amount had it been calculated based on such restated results, an independent director committee may recover the after-tax portion of the difference between the awarded compensation and the amount of the compensation had it been calculated based on the restated financial statements. In the event an executive officer engages in detrimental activity more generally, the committee may seek to recover any performance-based compensation previously paid to such officer.

Other Benefits and Limited Perquisites

During 2019, Messrs. Papanier, Capp and Eaton received health and welfare benefits under the same programs, and were subject to the same eligibility requirements, that applied to employees of Twin River generally. Messrs. Papanier, Capp and Eaton were also eligible to participate in Twin River’s 401(k) plan and in connection with such participation, in 2019, Messrs. Papanier and Eaton received a matching contribution from Twin River in the amount of $8,100 and $7,604, respectively. Mr. Capp will be eligible to receive a matching contribution upon his first anniversary of employment with the Company. Twin River does not sponsor or maintain any deferred compensation programs. As an independent contractor, Mr. Taylor is not eligible to receive health, welfare or 401(k) benefits under Twin River’s plans.

In general, Twin River’s NEOs do not receive perquisites or other personal benefits that are not otherwise made available to employees of Twin River.

Other Compensation-Related Matters

As a general matter, the Compensation Committee is responsible for reviewing and considering the various tax and accounting implications of the compensation and benefits programs it implements. Share-based compensation is expensed in accordance with FASB ASC Topic 718. In general, Twin River recognizes share-based compensation expenses in the period in which the employee or director is required to provide service, which is generally over the vesting period of the individual share-based award. The Compensation Committee and Twin River’s management also review existing compensation arrangements for tax efficiency and compliance.

Compensation Risk Assessment

The Compensation Committee has a process in place for reviewing its compensation programs for risk. When designing its compensation programs, the Compensation Committee strives to mitigate risks while retaining the design features that it believes work best to incentivize and motivate employees. The Compensation Committee reviews its compensation programs annually to ensure that its compensation programs do not encourage excessive risk-taking behavior. Based on its review, the Compensation Committee does not believe that its compensation programs and practices are reasonably likely to have a material adverse effect on Twin River.

Election of New Chief Financial Officer

In early 2019, Twin River announced that Stephen H. Capp, who was a director of Twin River, had been elected as the Chief Financial Officer of Twin River effective as of January 1, 2019. Mr. Capp previously served as the Chief Financial Officer of Pinnacle Entertainment. In connection with his election as the Chief Financial Officer of Twin River, Mr. Capp stepped down from the Board of Directors.

Twin River entered into an employment agreement with Mr. Capp, effective as of January 1, 2019, in a form that is generally similar to the employment agreements that a subsidiary of Twin River had previously entered into with Twin River’s other non-director NEOs. The initial term of Mr. Capp’s employment agreement continues until December 31, 2021. Mr. Capp’s initial base salary is $600,000 per year, and his target annual cash bonus opportunity is equal to his annual base salary. Mr. Capp is eligible to participate in Twin River’s 401(k) plan and its health and welfare benefits programs. Mr. Capp received a one-time incentive payment in connection with his resignation from the Board of Directors equal to $150,000. He is also entitled to receive annual equity award grants with targeted grant date value not less than $800,000.

Compensation Committee Report *

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Twin River Worldwide Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 and in this proxy statement.
The foregoing report is provided by the following directors, who constitute the Compensation Committee.
COMPENSATION COMMITTEE

Jeffrey W. Rollins (Chair)
Terrence Downey

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2019, 2018 and 2017 Executive Compensation

The following table provides information concerning the compensation of the 2019 NEOs for each of the years ended December 31, 2019, December 31, 2018 and December 31, 2017, as applicable.

2019 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
		($)	($)	($)	($)	($)	($)
George T. Papanier	2019	727,709	—	1,875,044	—	21,068	2,623,821
Chief Executive Officer	2018	727,394	669,171	909,149	—	13,644	2,319,358
	2017	720,026	304,500	979,637	735,434	18,492	2,758,089
Stephen H. Capp	2019	606,150	—	1,600,022	—	9,907	2,216,079
Chief Financial Officer
Craig L. Eaton	2019	367,209	—	—	—	15,509	382,718
General Counsel
John E. Taylor, Jr.	2019	750,000	—	—	—	—	750,000
Former Executive Chairman	2018	750,000	—	—	—	—	750,000
	2017	675,000	203,000	900,000	—	—	1,778,000

(1)
For Messrs. Papanier, Capp, Eaton and Taylor, the amount represents the base salary paid to each of them during the relevant year plus a gross up for Company paid health insurance premiums, and reflects any increase in base salary that became effective during the applicable year.

(2)	For 2018, the amount shown reflects the discretionary bonus amount paid to Mr. Papanier in recognition of his leadership efforts in connection with Twin River’s transformative strategic initiatives during 2018.
(3)	Amounts shown represent the grant date fair value of awards of time-based vesting RSUs and PSUs at the target level, as computed under ASC 718, granted during the fiscal year indicated. For PSUs, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the NEO for any of the fiscal years reflected.
(4)
The amounts in this column reflect amounts earned by each NEO under the Annual PFP. For an explanation of how annual incentives were determined under this program for 2019, see the “Annual Cash Incentives” section of the CD&A.

(5)
Amounts shown for 2019 consist of (1) Twin River contributions under Twin River’s 401(k) plan for Messrs. Papanier and Eaton in the amount of $8,100 and $7,604, respectively, (2) Twin River’s payment of group term life insurance premiums for Messrs. Papanier, Capp and Eaton in the amount of $5,544, $3,311 and $1,932, respectively, and (3) contributions for the executive long-term disability policy for Messrs. Papanier, Capp and Eaton in the amount of $7,424, $6,596 and $5,973, respectively.

2019 Grants of Plan-Based Awards

The table below provides information regarding awards granted during 2019 to our NEOs.

		Compensation Committee Approval Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
Name			($)	($)	($)	(#)	(#)	(#)	(#)	($)
George T. Papanier	January 1, 2019(5)	March 24, 2017	—	—	—	5,420	10,836	21,672	—	332,123
	April 2, 2019		—	—	—	—	—	—	40,784	1,250,030
	April 2, 2019		—	—	—	—	20,392	—	—	625,015
	May 8, 2019	May 8, 2019	257,505	515,010	1,030,021	—	—	—	—	—
Stephen H. Capp	April 2, 2019		—	—	—	—	—	—	39,152	1,200,009
	April 2, 2019		—	—	—	—	13,051	—	—	400,013
	May 8, 2019	May 8, 2019	300,000	600,000	1,200,000	—	—	—	—	—
Craig L. Eaton	May 8, 2019	May 8, 2019	135,188	270,375	540,750	—	—	—	—	—
John E. Taylor, Jr.	April 2, 2019		—	—	—	—	—	—	13,051	400,013
	April 2, 2019		—	—	—	—	—	—	14,688	450,187

(1)	This column shows the possible payouts to the NEOs under our Annual PFP for the fiscal year ended December 31, 2019 for each of “threshold”, “target” and “maximum” performance. Actual amounts paid for these incentives are reflected in the table included under “Summary Compensation Table—Fiscal Years 2017-2019” under the column “Non-Equity Incentive Plan Compensation.”
(2)	The awards granted to Messrs. Papanier and Capp on April 2, 2019 under the 2015 Plan represent the number of PSUs that may be earned with a one-year performance period at “target” level of performance. Because the performance criteria and the target levels applicable to the 2019 PSU award are established in connection with the beginning of each one-year performance period, the amounts shown above only reflect the portion of the award that is attributable to the 2019 performance period. Vesting of these PSUs is linked to our attaining certain levels of Adjusted EBITDA and achieving certain strategic goals for the year ended December 31, 2019. The PSUs earned by the NEO will be settled in the same number of shares of Twin River common stock. For a detailed discussion of Twin River’s long-term equity compensation program for 2019 (including the applicable performance factors and achievement levels), see the “Long-Term Incentives” section of the CD&A.
(3)	Represents time-based vesting RSUs granted in 2019 to the NEOs. For Mr. Papanier, the RSUs will vest in two equal installments beginning on December 31, 2019 and December 31, 2020. For Mr. Capp, the RSUs will vest in three equal installments beginning on December 31, of each of 2019, 2020, and 2021. Mr. Taylor received a fully vested deferred share RSU grant on April 2, 2019 for 13,051 shares. Additionally, pursuant to the Taylor Letter Agreement, as discussed in the “Compensation Arrangement with John E. Taylor, Jr.” section of the CD&A, Mr. Taylor received an RSU grant on April 2, 2019 with a grant date value of $37,500, or 14,688 shares, which were fully-vested as to 25% of the RSUs on the grant date and which vested ratably as to the remaining 75% as of the last day of each calendar month after the grant date in 2019. Settlement of both of these awards were deferred until the earlier to occur of (1) the first date on which Mr. Taylor has ceased providing services on the Board of Directors (other than for “cause”) (provided that such date constitutes and has incurred a “separation from service” (within the meaning of IRC Section 409A), and (2) the date that the Company experiences a change in control (as defined in the applicable award agreement).
(4)	Amounts shown in this column reflect the aggregate grant date fair value of RSU and PSU awards determined in accordance with FASB ASC Topic 718.
(5)	For Mr. Papanier, the amounts shown represent the range of PSUs eligible to vest with respect to the 2017 PSU award at “threshold”, “target” and “maximum” performance levels. Because the performance criteria and the target levels applicable to the 2017 PSU award are established in connection with the beginning of each one-year performance period (i.e., 2017, 2018 and 2019), the amounts shown above only reflect the 1/3 portion of the award that is attributable to the 2019 performance period. “Threshold” is equal to 50% of the NEO’s target PSU award for 2019; “target” is equal to 100% of the NEO’s target PSU award for 2019; “above target” (not shown in the table above) is equal to 150% of the NEO’s target PSU award for 2019 and “maximum” is equal to 200% of the NEO’s target PSU award for 2019. Performance is measured at the end of each of the three separate 2017, 2018 and 2019 performance periods. Any vested PSUs are settled at the beginning of 2020, subject to the NEO’s continued service with Twin River through January 1, 2020, subject to certain involuntary termination exceptions. For a detailed discussion of Twin River’s long-term equity compensation program for 2019 (including the applicable performance factors and achievement levels), see the “Long-Term Incentives” section of the CD&A.

Outstanding Equity Awards at 2019 Year-End

The following table sets forth certain information concerning shares of Twin River’s common stock subject to unexercised stock options and unvested equity incentive plan awards held as of December 31, 2019 by NEO:

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
	(#)	(#)	(#)	($)		(#)	($)	(#)		($)
George T. Papanier	—	—	—	—	—	15,464 (3)	396,652	—		—
	—	—	—	—	—	—	—	10,836	(4)	277,943
	—	—	—	—	—	5,836	149,693	—		—
	—	—	—	—	—	—	—	40,784	(5)	1,046,110
	—	—	—	—	—	20,392	523,055	—		—
Stephen H. Capp	—	—	—	—	—	—	—	39,152	(5)	1,004,249
	—	—	—	—	—	26,101	669,491	—		—
Craig L. Eaton	—	—	—	—	—	—	—	—		—
John E. Taylor, Jr.	—	—	—	—	—	—	—	—		—

(1)	Amounts shown in this column represent the number outstanding RSUs or PSUs multiplied by $25.65, the Twin River closing stock price as of December 31, 2019.
(2)	Represents the number of shares that may be issued pursuant to PSUs based on achievement at “target” level.
(3)	On March 24, 2017 Mr. Papanier was granted PSUs. 15,464 PSUs were earned and converted to an equal amount of RSUs based on the achievement of financial performance targets for the year ended December 31, 2017. These RSUs vested on January 1, 2020.
(4)	On March 24, 2017, Mr. Papanier was granted 10,836 PSUs that were eligible to vest at target levels of performance (with vesting of more or fewer shares possible based on actual performance) based on the extent to which certain financial and other strategic goals were met for the year ended December 31, 2019. Based on the performance of the Company against the applicable strategic goals, 10,836 PSU’s its subject to such criteria vested on January 2, 2020.
(5)	For Messrs. Papanier and Capp, 20,392 and 13,051 PSUs, respectively, vested on March 13, 2020 relative to the 2019 performance period reflecting 100% of the target goal.

Other Terms Applicable to Outstanding Equity Awards

The award agreements pursuant to which PSUs and RSUs were granted, as well as earlier option agreements pursuant to which stock options were granted, contained provisions which would have required Twin River, at the election of the applicable NEO and during certain specified periods, to repurchase certain shares of Twin River’s common stock settled or delivered in respect of those awards, in each case at the fair market value of the applicable shares of Twin River’s common stock at the time of the repurchase. These rights were surrendered in December of 2018.

2019 Option Exercises and Stock Vested

The following table contains information about restricted stock units held by the applicable NEO that vested during 2019. No options were exercised by the NEOs during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)		Value Realized on Vesting(2)
	(#)	($)	(#)		($)
George T. Papanier	—	—	95,652	(3)	2,730,431
Stephen H. Capp	—	—	13,051		334,758
Craig L. Eaton	—	—	—		—
John E. Taylor, Jr.	—	—	27,739	(4)	—

(1)	In connection with the vesting of RSUs and PSUs, our NEOs surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares surrendered but included in this table was: Mr. Papanier—9,246; and Mr. Capp—5,918.
(2)	Represents the product of the number of shares or shares underlying units vested and the closing price of Twin River’s common stock on the NYSE on the vesting date.
(3)	For Mr. Papanier, represents 12,124 time-based RSUs granted in 2015 that vested on January 1, 2019, 5,832 time-based RSUs granted in 2017 that vested on January 1, 2019 and 20,392 time-based RSUs granted in 2019 that vested on December 31, 2019. Amount also includes 25,168 PSUs that vested in respect of the 2016 performance period applicable to the 2015 PSU award and 32,136 PSUs that vested in respect of the 2017 performance period applicable to the 2015 PSU award.
(4)
With respect to Mr. Taylor, pursuant to the terms of the applicable award agreement, the receipt of the shares underlying the RSUs that vested during 2019 has been deferred until the earlier to occur of (1) the date on which Mr. Taylor has ceased providing services on the Board of Directors (other than for “cause”) and has incurred a “separation from service” (within the meaning of IRC Section 409A) and (2) the date the Company experiences a change in control (as defined in the applicable award agreement).

2019 Pension Plan Benefits

None of the NEOs participate in any pension plans providing for payment or other benefits at, following, or in connection with retirement.

2019 Nonqualified Deferred Compensation

None of the NEOs participate in any deferred compensation plans or programs.

Agreements with NEOs

Employment Agreements with Messrs. Papanier, Capp and Eaton

Twin River or a subsidiary of Twin River is a party to an employment agreement with each of Messrs. Papanier, Capp and Eaton. Pursuant to Mr. Papanier’s employment agreement effective as of March 29, 2016 and as amended January 13, 2020, the initial term ends on December 31, 2021, subject to automatic one year renewals, with an annual base salary of $700,000 and a target annual cash bonus equal to base salary. Pursuant to Mr. Capp’s agreement effective as of January 1, 2019, the initial term ends December 31, 2021, subject to automatic one year renewals, with an annual base salary of $600,000 and a target annual cash bonus of $600,000. Pursuant to Mr. Eaton’s employment agreement effective as of July 10, 2013, the term is subject to automatic one year renewals on the anniversary date of the effective date, with an annual base salary of $350,000 and a target annual cash bonus of $262,500.

Upon a termination of employment by Twin River without “justifiable cause” with respect to Messrs. Papanier, Capp or Eaton or by Messes. Papanier, Capp or Eaton for “good reason”, Twin River will pay to Mr. Papanier, Capp or Eaton, as applicable, the following separation payments and benefits: (1) any earned but unpaid annual bonus for the year prior to the year of termination, (2) a pro-rated annual bonus for the year in which the termination of employment occurs, and (3) continued payment of annual base salary for the longer of (a) the amount of time remaining until the end of the term of the employment agreement, and (b) a period of 12 months following the termination date (the “Base Salary Continuation”). The agreement with Mr. Capp also provides for continued payment of his annual bonus for the same period of time during which the Base Salary Continuation is paid. In addition, during the applicable severance period, Mr. Papanier, Capp or Eaton, as applicable, will continue to be eligible to participate in Twin River’s group health and dental plans (or, if the executive is ineligible to continue to participate in such plans, Twin River will pay the executive’s COBRA premiums during the applicable period).

If Messrs. Papanier, Capp or Eaton’s employment is terminated by Twin River without “justifiable cause” or for “good reason” within 12 months following a “change in control”, Twin River will pay, to the applicable individual, the same severance payments and benefits described above, except that the Base Salary Continuation (and annual bonus in the case of Mr. Capp) and health continuation benefits will continue for the longer of: (1) the amount of time remaining until the end of the term of the employment agreement, and (2) a period of 24 months following the termination date. In addition, if Messrs. Papanier, Capp or Eaton’s employment is terminated as a result of the applicable individual’s death or disability, the applicable individual (or their estate, if applicable) will be eligible to receive a pro-rated portion of their annual bonus payable under the Annual PFP for the year in which such termination of employment occurred.

For purposes of Messrs. Papanier, Capp, and Eaton’s employment agreements, “good reason” generally means (1) a material diminution in his base salary, other than a general reduction in base salary that affects all similarly situated executives of Twin River; (2) a material diminution in his responsibilities to Twin River (other than temporarily during periods of physical or mental incapacity or as required by applicable law); or (3) a relocation of his principal place of employment such that the distance between his primary residence as of such relocation and his principal place of employment is increased by more than 50 miles.

For purposes of the employment agreements with Messrs. Papanier, and Capp a “change in control” is defined by reference to the definition included in the 2015 Plan. For purposes of Mr. Eaton’s employment agreement. a “change in control” generally means (1) the acquisition of beneficial ownership by any person or group of affiliated persons of more than 50% of the shares of the common stock or 50% of the voting power of the then-outstanding voting shares of the Company, or (2) the closing of any sale or transfer by the Company of all or substantially all of its assets to any person or group of persons. Messrs. Papanier’s, Capp’s and Eaton’s right to receive the severance benefits set forth in their respective employment agreements is subject to their execution of an effective release of claims against Twin River and its affiliates.

During the employment term and for the longer of the period of Base Salary Continuation or 12 months following the executive’s termination date, Messrs. Papanier, Capp and Eaton will be subject to certain geographically-limited non-competition restrictions. Messrs. Papanier, Capp and Eaton will also be subject to certain non-solicitation, non-disparagement and non-disclosure restrictions.

As described above in connection with his Executive Chairman role, Twin River previously entered into the Taylor Letter Agreement, pursuant to which Mr. Taylor received compensation in the amount of $100,000 per month, with $62,500 of that amount for 2019 being paid in the form of cash and the other $37,500 of that amount being in the form of RSUs. Upon Mr. Taylor ceasing to be the Executive Chairman as of December 9, 2019, no further compensation payments were made to Mr. Taylor.

Potential Payments Upon Termination or Change in Control as of December 31, 2019
The chart below quantifies the payments and benefits to which the NEOs would have been entitled to upon termination of employment or service, or in connection with a change in control, had the applicable event occurred on December 31, 2019.

Name	Termination without Justifiable Cause or for Good Reason		Termination for Death or Disability		Termination without Justifiable Cause or for Good Reason in Connection with a Change in Control
	($)		($)		($)
John E. Taylor (1)
Cash Severance	—		—		—
Health Benefits	—		—		—
Equity	—		—		—
Total	—		—		—

George T. Papanier
Cash Severance	1,236,010	(2)	515,010	(3)	1,957,010	(6)
Health Benefits	25,083	(4)	—		50,116	(7)
Equity	1,863,106	(5)	1,863,106	(5)	1,863,106	(8)
Total	3,124,199		2,378,116		3,870,232

Stephen H. Capp
Cash Severance	1,200,000	(2)	600,000	(3)	1,800,000	(6)
Health Benefits	25,083	(4)	—		50,166	(7)
Equity	666,906	(5)	666,906	(5)	1,000,359	(8)
Total	1,891,989		1,266,906		2,850,525

Craig L. Eaton
Cash Severance	630,875	(2)	270,175	(3)	991,375	(6)
Health Benefits	25,083	(4)	—		50,166	(7)
Equity	—		—		—
Total	655,958		270,175		1,041,541

(1)	See the “Compensation Arrangement with Mr. John E. Taylor, Jr.” section of the CD&A for information regarding the expiration of the Taylor Letter Agreement.
(2)
Assuming that a termination occurred on December 31, 2019, each of Messrs. Papanier, Capp and Eaton would have received continued base salary payments for 12 months following termination plus each of their respective earned bonus under the Annual PFP for 2019. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2019.

(3)
Upon a termination of employment as a result of death or disability, each of Messrs. Papanier, Capp and Eaton would receive a pro-rata payment of his earned Annual PFP for 2019. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2019.

(4)	Represents estimated costs to Twin River of continued health benefits for 12 months.
(5)
Upon termination of employment (other than for “cause” or as a result of the NEO’s termination of his employment without “good reason”), each of Messrs. Papanier and Capp would vest in the “next-tranche” of his unvested time-based RSUs (41,692 RSUs and 13,051 RSUs, respectively). Upon termination of employment (other than for “cause” or as a result of the NEO’s termination of his employment without “good reason”), the number of PSUs eligible to vest in respect of the 2019 performance period would also vest, assuming target level performance (equal to 31,228 PSUs for Mr. Papanier and 13,051 PSUs for Mr. Capp). The total number of accelerated RSUs and PSUs was multiplied by $25.55, the adjusted closing trading price of one share of Twin River’s common stock on December 31, 2019.

(6)
Assuming that a termination occurred on December 31, 2019 and that such termination occurred within one year following a change in control, each of Messrs. Papanier, Capp and Eaton would have received continued base salary payments for 24 months following termination plus his earned bonus under the Annual PFP for 2019. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2019.

(7)	Represents estimated costs to Twin River of continued health benefits for 24 months.
(8)
Assumes a change in control date of December 31, 2019 and that no “replacement award” is provided to the award holder in connection with such change in control. The amount shown represents the accelerated vesting of all time-based RSUs (41,692 RSUs for Mr. Papanier and 26,102 RSUs for Mr. Capp), the accelerated vesting of all unearned PSUs (assuming target level achievement) for the 2019 performance period (equal to 31,228 PSUs for Mr. Papanier and 13,051 PSUs for Mr. Capp). The total number of accelerated RSUs and PSUs was multiplied by $25.55, the adjusted closing trading price of one share of Twin River’s common stock on December 31, 2019.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche, LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company since 2015, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2020.

In the event that the shareholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to shareholders for ratification.

A Deloitte representative is expected to attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte in connection with services rendered during the last two fiscal years.

	Year Ended December 31,
Fee Category	2019	2018
Audit Fees	$1,431,000	$956,000
Audit Related Fees	863,883	516,575
Tax Fees	112,359	105,450
Total	$2,407,242	$1,578,025

Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to the review of the interim financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements, noting that the Company also became publicly traded and was subject to additional reporting requirements during the 2019 year.

Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include, assurance engagements related to the Company’s filings with the SEC on Form S-8, Form S-1, accounting consultations and reviews in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.

We did not incur any other audit and non-audit fees in 2019 and 2018.

Pre-Approval of Audit and Non-Audit Services

The Board of Directors adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

REPORT OF THE AUDIT COMMITTEE*

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Ms. Wilson (Chair), Mr. Downey and Mr. Rollins. Each of the members of the Audit Committee is “independent” as defined under the NYSE listing standards. The Board has determined that Ms. Wilson is an “audit committee financial expert” under applicable rules of the SEC, and the members of the Audit Committee satisfy the NYSE financial literacy standards.

The Audit Committee is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The Audit Committee oversees Company’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with the Company’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2019 with the Company’s management and with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, as well as Deloitte’s report included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with Deloitte the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has received the written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

AUDIT COMMITTEE

Wanda Y. Wilson (Chair)
Terrence Downey
Jeffrey W. Rollins

*
The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement except as otherwise explicitly specified in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

Our Corporate Governance Guidelines include a written policy for the review, approval or ratification of Related Party Transactions by the Audit Committee of our Board of Directors. For this purpose, “Related Party Transactions” are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any of their immediate family members. In considering such transactions, our Audit Committee considers the relevant facts and circumstances available to it regarding the transaction, including the material facts as to the related person’s relationship to or interest in the transaction.

Related Party Transaction

On January 22, 2020, in connection with the conclusion of Mr. Taylor’s service with the Company, the Company repurchased 67,955 shares of common stock from Mr. Taylor for $1.7 million.

PROPOSALS OF SHAREHOLDERS

Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2021 annual meeting of shareholders, but not included in the proxy statement, must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2021 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than February 18, 2021 and no sooner than January 19, 2021. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

OTHER MATTERS

Delivery of Proxy Materials to Households

SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.

Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement or notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements or notice of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.

You may also obtain a separate annual report, proxy statement or notice of internet availability of proxy materials without charge by sending a written request to Twin River Worldwide Holdings, Inc., Attention: Investor Relations, 100 Westminster Street, Providence, Rhode Island 02903, or by calling us at (401) 475-8474. We will promptly send additional copies of the annual report or proxy statement or notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement or notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.

Solicitation

We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Other Business

The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
TWIN RIVER WORLDWIDE HOLDINGS, INC.

Soohyung Kim
Chairman of the Board of Directors

TRWH

Twin River Worldwide Holdings, Inc.

TWIN RIVER WORLDWIDE HOLDINGS, INC.
100 WESTMINSTER STREET
PROVIDENCE, RI 02903

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRWH2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D07646-P37750

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the following nominees to hold office for a term of three years.	▢	▢	▢

Nominees:

01) George T. Papanier
02) Jeffrey W. Rollins

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Shareholders on Form 10-K are available at www.proxyvote.com.

D07647-P37750

TWIN RIVER WORLDWIDE HOLDINGS, INC.
Annual Meeting of Shareholders
May 19, 2020 2:00 PM EASTERN TIME
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints each of Stephen H. Capp and Craig L. Eaton, as proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned will possess if personally present, to vote the shares of common stock of the Company at the 2020 annual meeting of shareholders via live webcast at www.virtualshareholdermeeting.com/TRWH2020 at 2:00 PM Eastern Time, on May 19, 2020, and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET.

Continued and to be signed on reverse side